Exhibit 10.17

November 1, 2021

RE: Severance Agreement and General Release

Dear

This letter is intended to set forth the terms of your separation from employment with Aclaris Therapeutics, Inc. and your general release and waiver of claims in favor of Aclaris Therapeutics, Inc., and its parents, subsidiaries, affiliates, and all related corporate entities and partnerships, and their current or former officers, directors, partners, shareholders, members, representatives, agents, employees, predecessors, successors, and assigns (“Aclaris”).

The terms of this Severance Agreement and General Release (“Agreement”) are as follows, and you and Aclaris, intending to be legally bound and for good and valuable consideration, each agree to all of the following terms:

1.Your Termination from Employment.  Your retirement from Aclaris will be effective as of January 3, 2022 (the “Retirement Date”).  Aclaris will pay all compensation due and owing to you as of the Retirement Date, in accordance with its usual compensation and payroll practices.

2.     Separation Pay and Benefits.

a. Severance Pay. Subject to the terms of this Agreement, you will be entitled to receive a severance payment comprised of the following: (i) $391,400 constituting the total gross amount via direct deposit on January 3, 2022 for twelve (12) months’ salary based on your current base salary; (ii) $156,560 constituting the total gross amount of your 2021 bonus via direct deposit on January 3, 2022; (iii) accelerated vesting of 34,788 unvested restricted stock units awarded to you, in connection with your employment with Aclaris from Grant Nos. 185, 459, 700, and 784 on February 1, 2018, March 1, 2019, March 2, 2020, and March 1, 2021 and accelerated vesting of and extension of the exercise period applicable to 61,607 unvested options awarded to you, in connection with your employment with Aclaris from Grant Nos. 2080, 675, and 687 on February 1, 2018, March 2, 2020, and March 1, 2021 such that all such restricted stock unit awards and options in subparagraph (iii) shall be fully vested. In addition, the exercise period for all currently vested and accelerated vested options shall be extended from ninety (90) days to one hundred eighty (180) days from the Retirement Date; (iv) accelerated vesting of such number of additional unvested restricted stock units awarded to you, in connection with your employment with Aclaris, from Grant No. 459 on March 1, 2019 equal to a value of $156,560, determined by such value divided by the closing price of Aclaris common stock on the Retirement Date and which shall be accelerated so that as of the Retirement Date all such unvested restricted stock units shall be fully vested, and (v) so long as you are eligible, and so long as you remain eligible, for and upon your timely election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or, if applicable, state or local insurance laws (“COBRA”), Aclaris will continue to pay, directly to the healthcare provider when due, 100% of the medical, vision and dental coverage premiums for family coverage (including employee contributions, if any) until twelve (12) months from January 31, 2022 (the “COBRA Payment Period”); and provided further that, if at any time Aclaris determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of any nondiscrimination rules applicable under the Internal Revenue Code or otherwise, then in lieu of providing the COBRA premiums for the remainder of the COBRA Payment Period, Aclaris will instead pay you on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, for the

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640 Lee Road, Suite 200 ● Wayne, PA 19087 ● www.aclaristx.com ● Main: 484-324-7933 remainder of the COBRA Payment Period (subparagraphs (i), and (iii) – (v), collectively referred to as “Severance Payment”). The cash portion of your Severance Payment will be paid in one lump sum via direct deposit on January 3, 2022. Aclaris will deduct all normal tax withholdings and deductions required by law from all payment amounts under this Agreement.  Your direct deposit statements will be sent to your home address via United States first class mail or by email to your personal email address.  The Severance Payment specified in this paragraph is the only severance payment to which you will be entitled.

b. Timing of Cash Severance Payment. The cash portion of your Severance Payment will be paid in one lump sum on January 3, 2022. Notwithstanding any other provision of this Agreement to the contrary, it is intended that any Severance Payment made pursuant to this Agreement shall satisfy the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulation Sections 1.409A-1(b)(4), and 1 .409A-1 (b)(9).

c. Accrued and Unused Vacation Time. You will also be paid $67,742.32 which constitutes nine (9) weeks of unused vacation time in one lump sum via direct deposit on January 3, 2022.  Aclaris will deduct all normal tax withholdings and deductions required by law.  Your direct deposit statements will be sent to your home address via United States first class mail or by email to your personal email address.

d. Benefit Continuation.  Aclaris will terminate your health, dental and vision coverages effective as of January 31, 2022. After January 31, 2022, you may elect to continue your health, dental and vision family coverages under COBRA for up to a balance of eighteen (18) months.  In order to receive this COBRA benefit, you must complete and return the COBRA election paperwork, which will be sent to your home or emailed to your personal email address approximately two (2) weeks after your loss of benefit coverage.  After the expiration of the COBRA Payment Period, you will be fully responsible for payment of the premium cost of your family COBRA coverage, if elected.  All other benefits will be terminated effective as of the Retirement Date.  Your rights to any portability or conversion options with regard to your benefits will be mailed to your home or emailed to your personal email address in accordance with Aclaris’ usual policies and/or practices.

e. Contingent Nature of Compensation.  The Severance Payment under this Agreement shall not be paid unless you have signed and do not revoke this Agreement pursuant to Paragraphs 21 and 22 below, and provided that such payment will further be contingent upon your continued satisfaction of your covenants set forth in Paragraphs 4, 5 and 6 of this Agreement and your continued compliance with all of your legal duties and contractual obligations to Aclaris, including, without limitation, all obligations under this Agreement.

f. Savings Plan.  You will be entitled to any vested amounts held by you or on your account in Aclaris’ 401(k) savings plan, such amounts to be distributed to you or on your account in accordance with the plan terms and/or as required by applicable law.

g. No Other Compensation or Benefits.  The compensation and benefits specified in this Paragraph 2 are the only compensation and benefits to which you will be entitled, and no other compensation or benefits of any kind shall be provided to you.  You acknowledge that you are not due or entitled to any salary, benefits, or payments of any kind from Aclaris that are not specified in this Agreement.

3. Acknowledgment of Consideration.  You acknowledge that, in return for executing this Agreement, particularly the general release in Paragraph 7, you are receiving satisfactory and adequate consideration to which you would not otherwise be entitled.

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640 Lee Road, Suite 200 ● Wayne, PA 19087 ● www.aclaristx.com ● Main: 484-324-7933

4.  Transition and Cooperation.

a. Transition.  You will fully cooperate with Aclaris to affect a professional, cooperative transition of your work and responsibilities.

b. Future Cooperation with Aclaris and its Counsel.  You will, upon Aclaris’ reasonable request, cooperate to the best of your ability with Aclaris and with any legal counsel, expert, or consultant it may retain to assist it in connection with any judicial proceeding, arbitration, administrative proceeding, governmental investigation or inquiry, internal investigation, or audit in which Aclaris is or becomes involved.  This includes, but is not limited to, your assistance, cooperation, and participation with respect to any matter in which you have information relevant to the inquiry, or in which you are identified as a witness.  Your assistance, cooperation and participation include, without limitation, preparing for and attending depositions, assisting in answering factual questions for discovery, and preparing for and attending any hearing or trial as a witness.  Aclaris agrees to reimburse you for any reasonable out of pocket expenses incurred as a result of your assistance, cooperation and participation.  In addition, Aclaris will pay you a reasonable amount of compensation as agreed by the parties in good faith as compensation for the time and effort required in providing the requested assistance. You will promptly notify Aclaris if you are subpoenaed by any person or entity (including, but not limited to, any governmental agency) to give information or testimony that in any way relates to your employment with or representation of Aclaris.  You will testify truthfully in all such matters or proceedings.  Nothing in this Agreement is intended to be or may be construed in any way as being dependent upon or contingent on the content of your testimony.

5. Confidentiality.  You agree to the following terms relating to confidentiality:

a. Confidentiality: Return of Property.  You agree to return promptly to Aclaris all company keys, cards, materials, laptop computers and other company property, including without limitation, all confidential and/or proprietary business, financial or technical information such as, without limitation, writings, documents, manuals, notebooks, reports, audio/video work, inventions, formulas, processes, technical know-how, machines, compositions, computer software, microfiche, accounting methods, business plans and information systems including such materials, information and data which are in machine readable form or otherwise and any information gained through discussions and/or meetings, etc. of Aclaris, if you have not done so already, and you further agree not to reveal any confidential and/or proprietary business, financial or technical information to any other person or entity or to use such information for your benefit or the benefit of anyone else, either during or subsequent to your employment with Aclaris, without the prior written approval of Aclaris. Notwithstanding the foregoing, you may keep certain personal computer and office equipment, for no additional consideration.

b. Confidentiality: Non-Disclosure. You agree not to use, publish, or otherwise disclose any secret or confidential information or data of Aclaris or any information or data of others, which Aclaris is obligated to maintain in confidence. However, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (3) is or becomes a matter of public record without any breach of the terms of this Agreement by you. Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under 18 U.S.C. 1833.

c. Confidentiality of the Agreement.  You agree to keep this Agreement and its terms strictly confidential and not disclose this information to any third party (including any past, present, or future employees of Aclaris) other than your accountant, legal representative, and immediate family who also agree to keep this matter strictly

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640 Lee Road, Suite 200 ● Wayne, PA 19087 ● www.aclaristx.com ● Main: 484-324-7933 confidential, except as directed by court order.  The terms of this Agreement may be disclosed in an arbitration to enforce the terms as provided in Paragraph 14 below.

6. Non-Disparagement.  You agree not to, in any manner whatsoever, directly, or indirectly, disparage Aclaris or any of its officers, directors, employees, agents, customers, products, or any aspects of Aclaris’ business. Aclaris agrees to instruct all employees including Neal Walker, President and Chief Executive Officer, Frank Ruffo, Chief Financial Officer, Joe Monahan, Chief Scientific Officer, and David Gordon, Chief Medical Officer, as long as they are employed by Aclaris, not to, in any manner whatsoever, directly or indirectly, disparage you.

7. General Release.

a. Except as noted below in Paragraph 12, you hereby generally release and discharge Aclaris from any and all suits, causes of action, complaints, charges, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “claims”), which you ever had or now have against Aclaris arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement. You also release Aclaris from any and all claims for wrongful discharge, defamation, unfair treatment, violation of public policy, breach of express or implied contract, intentional or negligent infliction of emotional distress, any and all tort claims or any other claim related to your employment with Aclaris or the termination of that employment for any and all reasons, up to and including the date of this Agreement. You specifically release Aclaris from any claim relating to or arising out of your employment with or termination of employment from Aclaris, including, but not limited to, any rights or claims you may have based upon Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, creed, religion, national origin or sex; the Age Discrimination in Employment Act including the Older Workers Benefits Protection Act (“ADEA”), which prohibits discrimination on the basis of age; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, as amended, which prohibits discrimination against disabled persons; the Family Medical Leave Act, as amended, which permits extended time away from work to handle certain family or medical needs; the Employee Retirement Income Security Act, which regulates employment benefits; the Pennsylvania Human Relations Act, which prohibits discrimination in employment based on race, color, religion, sex, disability, national origin, age, or the results of genetic testing; the False Claims Act, 31 U.S.C. § § 3729-3733 (including the qui tam provision thereof); the Consolidated Omnibus Budget Reconciliation Act of 1986; the Rehabilitation Act of 1973; the Electronic Communications Privacy Act of 1986 (including the Stored Communications Act); the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); and any and all other federal, state or local laws or regulations prohibiting employment discrimination or which otherwise regulate employment terms and conditions, except as such release is limited by applicable laws. This is a general release and covers claims that you know about presently and those that you may not know about up through the date of this Agreement. This release specifically includes any and all claims for attorney’s fees and costs which you incur for any reason arising out of or relating to any or all matters covered by this Agreement.

b. You hereby represent and warrant that you have no knowledge of any acts or omissions by Aclaris or any other party released herein that are or could be construed as a breach or violation of the federal and state employment laws administered by the Equal Employment Opportunity Commission or any comparable state or local fair employment practices agencies, or of the National Labor Relations Act, 29 U.S.C. § 157, or of the False Claims Act, 31 U.S.C. § § 3729-3733, or of the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b). Nothing in this Agreement should be construed as prohibiting you from responding to inquiries from or otherwise reporting possible violations of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. However, by signing this Agreement you hereby waive and release any and all right to benefit personally or monetarily as a result of any such inquiry,

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640 Lee Road, Suite 200 ● Wayne, PA 19087 ● www.aclaristx.com ● Main: 484-324-7933 complaint, or investigation. This paragraph applies to all claims you could have brought prior to the date of this Agreement and is a material inducement of this Agreement.

8. No Admission.  This Agreement represents a full, complete, and binding compromise of claims and shall not be construed as an admission by any party of any liability or of any contention or allegation made by the other party.

9. References.  In accordance with Aclaris’ usual policies, when responding to requests related to your future employment or references for you, Aclaris will provide only information regarding your employment start date, Retirement Date, and job titles.  Any such requests should be directed to Frank Ruffo, Chief Financial Officer.

10. Employment Termination Acknowledgment. You confirm that your employment with Aclaris terminates effective on the Retirement Date, and that Aclaris has settled all obligations to you (except with respect to Aclaris’ obligations under this Agreement).  You agree to waive any claim to future employment with Aclaris.  You further agree that you will not, at any time in the future, apply for or seek any type of employment with Aclaris, provided that at Aclaris’ request, you may be employed as a consultant for Aclaris.  If you do so, you hereby acknowledge that Aclaris’ refusal to hire you or subsequent termination of your employment, will be legitimately based upon this provision and not for some other, unlawful reason.

11. No Pending Claims.  You acknowledge that you have not filed a lawsuit in any federal or state court or initiated any other governmental, administrative, or regulatory proceeding or investigation against Aclaris, and that you have not assigned any claim against Aclaris to any other person or entity.

12. Promise Not to Sue.  You promise never to file any claim, complaint, demand for arbitration, or lawsuit against Aclaris or allow any other party acting on your behalf to do so based on or asserting any claims relating to your employment with Aclaris, your termination of employment with Aclaris, or any of the claims released herein.  Notwithstanding the broad scope of the general release above in Paragraph 7, this Agreement is not intended to bar any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits and any challenge to the validity of your general release of claims under the ADEA as set forth in this Agreement and Release.  Nothing in this Agreement is intended to interfere with your right to file a charge or participate in an administrative investigation or proceeding; any claims by you (or on your behalf) for personal relief including, without limitation, reinstatement, or monetary damages, would be barred.  You specifically understand that, in the event a complaint or charge is filed, you shall personally have no right to any relief whatsoever against Aclaris, including having no right to reinstatement, monetary damages or attorneys’ fees.

13. Forfeiture.  If you breach this Agreement, including but not limited to the provisions of Paragraphs 4 through 6 hereof, the compensation contained in Paragraph 2 of this Agreement shall be forfeited and Aclaris shall have no obligation to pay any amount other than your final salary as of the Retirement Date and any other amounts that may be required by law to be paid.  In addition, if you breach this Agreement after payment hereunder has been made, Aclaris shall be entitled to have the payment refunded pursuant to an adjudication under Paragraph 14 hereof.  This provision shall not limit in any way a claim for damages caused by your breach of this Agreement.

14. Governing Law; Arbitration; Jurisdiction/Venue; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.  Subject to the duty to arbitrate set forth below, any action to enforce or construe this Agreement shall exclusively be initiated in any federal or state court in the Commonwealth of Pennsylvania having jurisdiction over the subject matter, and you hereby consent to the personal jurisdiction of these courts.  Subject to Aclaris’ right to seek temporary, preliminary, and/or permanent injunctive relief for violations of Paragraphs 4 through 6 of this Agreement, any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively by binding arbitration in Pennsylvania in accordance with the Resolution of

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640 Lee Road, Suite 200 ● Wayne, PA 19087 ● www.aclaristx.com ● Main: 484-324-7933

Employment Dispute Rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected in accordance with the procedures of the American Arbitration Association.  The award of the arbitrator shall be final and binding and judgment upon the award may be entered in any court of competent jurisdiction as set forth above.  All fees and expenses of the arbitrator and all other expenses of the arbitration, except for attorneys’ fees, costs and witness expenses shall be paid by Aclaris.  Each Party shall bear its own witness expenses, costs, and attorneys’ fees.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY WAIVE THE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF.

15. Entire Agreement.  This Agreement represents the entire agreement and understanding between the parties and supersedes all prior discussions, negotiations, representations, agreements, or general releases between the parties, either written or oral, regarding the subject hereof.  Any other prior agreements between the parties are hereby terminated and shall have no other force or effect.  Aclaris has made no promises to you and owes no payments or monies of any kind to you, other than those specified in this Agreement.

16. Modification.  This Agreement may be amended only by written instrument designated as an amendment to this Agreement and executed by the parties hereto.

17.  Remedies.  All remedies at law or in equity shall be available for the enforcement of this Agreement.  This Agreement may be pleaded as a full bar to the enforcement of any claim which you may have against Aclaris.

18. Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction or an arbitrator, that provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remaining provisions of this Agreement will not be affected thereby.

19. Waiver.  The failure of or delay by either party to enforce performance by the other party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver of that party’s right to assert or rely upon any provision of this Agreement or any such right in that or any other instance.  Any waiver of any provision hereof shall be limited to the specific circumstances to which it applies and will not be construed as a waiver of any other provision hereof or of the same provision with respect to any other circumstances.

20. Assignment.  You shall not assign this Agreement or any of your rights and/or obligations under this Agreement to any other person.  The rights and protections of Aclaris hereunder shall extend to any successors or assigns of Aclaris and to its affiliates.  Aclaris may, without your consent, assign this Agreement to any successor or assign.

21. Consultation with Attorney and Acceptance Period.  You acknowledge that Aclaris has advised you to consult independent legal counsel of your choice before signing this Agreement, and that you have had the opportunity to consult such counsel and consider the terms of this Agreement for a period of twenty-one (21) days.  You acknowledge that you understand all of the terms of this Agreement and their significance, that you knowingly and voluntarily assent to all of the terms and conditions contained herein, and that you are signing this Agreement voluntarily and of your own free will.

22. Revocation.  This Agreement will not become effective until the eighth (8th) day following your signing this Agreement (the “Effective Date”), and you may revoke this Agreement at any time before the Effective Date.  You acknowledge and understand that if you choose to revoke this Agreement after signing it, that to do so you must deliver or arrange to have delivered a written notice of revocation signed by you to Aclaris to the attention of Frank Ruffo,  Chief Financial Officer, Aclaris Therapeutics, 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087 no later than 5:00 p.m. Eastern Standard Time on the seventh (7th) day following the day you sign this Agreement.  If the last day of the revocation

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640 Lee Road, Suite 200 ● Wayne, PA 19087 ● www.aclaristx.com ● Main: 484-324-7933 period falls on a weekend or holiday, the last day of the revocation period will be deemed to be the next business day.  If you revoke this Agreement in this manner, the Agreement shall automatically be null and void.

23. Supplemental Release. In further consideration for the payment and benefits set forth in Paragraph 2 (a) (i), and (iii) –(v) and as a condition precedent to such payment and benefits, you shall execute the Supplemental Release of Claims (the “Supplemental Release”) in the form attached hereto as Appendix A. The Supplemental Release may not be signed prior to the Retirement Date.

24. Notices.  All notices must be in writing.  Your notices to Aclaris must be addressed to Aclaris to the attention of Frank Ruffo, Chief Financial Officer, Aclaris Therapeutics, 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087.  Aclaris’ notices to you will be mailed or delivered to your last home address which you have provided to Aclaris in writing.

25. Counterparts.  This Agreement may be executed simultaneously in several counterparts and by facsimile, each of which shall be an original and all of which shall constitute but one and the same instrument. The parties agree that execution of this Agreement by industry standard electronic signature software and /or by exchanging PDF signatures shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or relating to this Agreement, each party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

26. Disability and/or Death. In the event of your disability and/or death, you, your heirs, or your estate, as the case may be, shall be entitled to the payments and benefits set forth in this Agreement, which payments and benefits shall be paid in accordance with Paragraph 2.

. Signatures.  The parties to this Agreement each acknowledge that the terms of this Agreement are contractual, that they are acting of their own free will, that they have had a sufficient opportunity to read and review the terms of this Agreement, that they are voluntarily entering into this Agreement with full knowledge of its respective provisions and effects, and that they have voluntarily caused the execution of this Agreement.

_/s/ Kamil Ali-Jackson_______________________ Kamil Ali-Jackson	ACLARIS THERAPEUTICS, INC. By:__/s/ Neal Walker_______________________ Neal Walker President and Chief Operating Officer
Date: _11/1/21____________________________	Date: _November 1, 2021____________________

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640 Lee Road, Suite 200 ● Wayne, PA 19087 ● www.aclaristx.com ● Main: 484-324-7933

Appendix A

SUPPLEMENTAL RELEASE OF CLAIMS

I, Kamil Ali-Jackson, hereby acknowledge and affirm that I executed a Severance Agreement and General Release with Aclaris Therapeutics, Inc. ("Aclaris"), dated November 1, 2021 (the "Agreement").  Pursuant to that Agreement, I am required to enter into this Supplemental Release of Claims (“Supplemental Release”) with Aclaris, which extends the release of claims set forth in the Agreement, in order to receive the consideration set forth in Paragraph 2 of the Agreement.  I, therefore, agree as follows:

1.	An unexecuted copy of this Supplemental Release was attached to the Agreement. I hereby certify and acknowledge that I received this Supplemental Release at least twenty-one (21) days before I was required to sign it.
2.	General Release.
a)	In consideration of the payment and benefits described in Paragraph 2 of the Agreement, I hereby generally release and discharge Aclaris from any and all suits, causes of action, complaints, charges, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “claims”), which I ever had or now have against Aclaris arising out of or relating to any matter, thing or event occurring up to and including the date of this Supplemental Release. I also release Aclaris from any and all claims for wrongful discharge, defamation, unfair treatment, violation of public policy, breach of express or implied contract, intentional or negligent infliction of emotional distress, any and all tort claims or any other claim related to my employment with Aclaris or the termination of that employment for any and all reasons, up to and including the date of this Agreement. I specifically release Aclaris from any claim relating to or arising out of my employment with or termination of employment from Aclaris, including, but not limited to, any rights or claims I may have based upon Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, creed, religion, national origin or sex; the Age Discrimination in Employment Act, including the Older Workers Benefits Protection Act (“ADEA”), which prohibits discrimination on the basis of age; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, as amended, which prohibits discrimination against disabled persons; the Family Medical Leave Act, as amended, which permits extended time away from work to handle certain family or medical needs; the Employee Retirement Income Security Act, which regulates employment benefits; the Pennsylvania Human Relations Act, which prohibits discrimination in employment based on race, color, religion, sex, disability, national origin, age, or the results of genetic testing; the Missouri Human Rights Act (MHRA); the Missouri Equal Pay for Women Act; the Missouri Service Letter Statute; the Missouri Minimum Wage Law; the Missouri Wage Payment Law; St. Louis City Ordinance No. 67119, as amended ;the False Claims Act, 31 U.S.C. § § 3729-3733 (including the qui tam provision thereof); the Consolidated Omnibus Budget Reconciliation Act of 1986; the Rehabilitation Act of 1973; the Electronic Communications Privacy Act of 1986 (including the Stored Communications Act); the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 210l, et seq.; and any and all other federal, state or local laws or regulations prohibiting employment discrimination or which otherwise regulate employment terms and conditions, except as such release is limited by applicable laws. This is a general release and covers claims that I know about presently and those that I may not know about up through the date of this Supplemental Release. This release specifically includes any and all claims for attorney’s fees and costs which I incur for any reason arising out of or relating to any or all matters covered by this Supplemental Release.

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640 Lee Road, Suite 200 ● Wayne, PA 19087 ● www.aclaristx.com ● Main: 484-324-7933

b)	I hereby represent and warrant that I have no knowledge of any acts or omissions by Aclaris or any other party released herein that are or could be construed as a breach or violation of the federal and state employment laws administered by the Equal Employment Opportunity Commission or any comparable state or local fair employment practices agencies, or of the National Labor Relations Act, 29 U.S.C. § 157, or of the False Claims Act, 31 U.S.C. § § 3729-3733, or of the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b). Nothing in this Supplemental Release should be construed as prohibiting me from responding to inquiries from or otherwise reporting possible violations of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. However, by signing this Supplemental Release, I hereby waive and release any and all right to benefit personally or monetarily as a result of any such inquiry, complaint, or investigation. This paragraph applies to all claims I could have brought prior to the date of this Supplemental Release and is a material inducement of this Supplemental Release.
c)	Notwithstanding the broad scope of the general release above in Paragraph 2(a), this Supplemental Release is not intended to bar any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits and any challenge to the validity of my general release of claims under the ADEA as set forth in this Supplemental Release. Nothing in this Supplemental Release is intended to interfere with my right to file a charge or participate in an administrative investigation or proceeding; any claims by me (or on my behalf) for personal relief including, without limitation, reinstatement, or monetary damages, would be barred. I specifically understand that, in the event a complaint or charge is filed, I shall personally have no right to any relief whatsoever against Aclaris, including having no right to reinstatement, monetary damages or attorneys’ fees.
3.	I acknowledge that Aclaris has advised me to consult independent legal counsel of my choice before signing this Supplemental Release, and that I have had the opportunity to consult such counsel and consider the terms of this Supplemental Release for a period of twenty-one (21) days.
4.	I acknowledge that this Supplemental Release will not become effective until the eighth (8th) day following my signing this Supplemental Release (the “Supplemental Release Effective Date”), and I may revoke this Supplemental Release at any time before the Supplemental Release Effective Date. I acknowledge and understand that if I choose to revoke this Supplemental Release after signing it, that to do so I must deliver or arrange to have delivered a written notice of revocation signed by me to Aclaris to the attention of Frank Ruffo, Chief Financial Officer, Aclaris Therapeutics, 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087 no later than 5:00 p.m. Eastern Standard Time on the seventh (7th) day following the day I sign this Supplemental Release. If the last day of the revocation period falls on a weekend or holiday, the last day of the revocation period will be deemed to be the next business day. If I revoke this Supplemental Release in this manner, the Supplemental Release shall automatically be null and void and I understand that I will not be entitled to the payment and benefits described in Paragraph 2 of the Agreement.
5.	I also make the following acknowledgements and representations:
a)	I understand that rights or claims which may arise after the date this Supplemental Release is executed are not waived by me;
b)	I have carefully read and fully understand all of the provisions of this Supplemental Release, I knowingly and voluntarily agree to all of the terms set forth in this Supplemental Release and I acknowledge that in entering into this Supplemental Release, I am not relying on any representation, promise or inducement made by Aclaris or its representatives with the exception of those promises contained in this Supplemental Release and the Agreement;

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640 Lee Road, Suite 200 ● Wayne, PA 19087 ● www.aclaristx.com ● Main: 484-324-7933

c)	The consideration that I will receive in exchange for the Agreement and this Supplemental Release is something of value to which I am not already entitled.
d)	I represent, as of the date of this Supplemental Release, I have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Aclaris or any of the other released parties in any court, arbitral forum or with any governmental agency related to the matters released in this Supplemental Release.
e)	I have returned all Aclaris property in accordance with Paragraph 5(a) of the Agreement.
f)	I agree that this Supplemental Release is part of the Agreement.
Agreed to and Accepted: KAMIL ALI-JACKSON Signature: Date:

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640 Lee Road, Suite 200 ● Wayne, PA 19087 ● www.aclaristx.com ● Main: 484-324-7933